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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                      RESTATED CERTIFICATE OF INCORPORATION
                           GUNTHER INTERNATIONAL LTD.


         It Is Hereby Certified That:

         1. The name of the corporation is Gunther International Ltd. (hereinafter called the "Corporation").

         2. Article III of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:


                                   Article III
                                  Capital Stock

                  (a) The total number of shares of all classes of stock which the Corporation has authority to issue is Thirty-Two Million Five Hundred Thousand (32,500,000) shares, consisting of Thirty-Two Million (32,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and Five Hundred Thousand (500,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

                  (b) The holders of Common stock shall be entitled to one vote for each share so held with respect to each matter voted on by the shareholders of the Corporation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to divide the remaining assets of the Corporation ratably, on the basis of the number of shares of Common Stock held by each of them. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject, however to the prior and superior rights of the holders of any then-outstanding Preferred Stock.

                  (c) Shares of Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of
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         Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                  (i) The designation of such series, which may be by distinguishing number or letter.

                  (ii) The number of shares initially constituting such series.

                  (iii) The increase, and the decrease to a number not less than the number of the then outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

                  (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                  (v) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at difference redemption dates.

                  (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case or such an involuntary event.

                  (vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

                  (viii) Whether or not a sinking or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                  (ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of


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         the same or any other class or classes of stock or any other security of the Corporation or any other entity and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or price.

         3. The amendment of the Restated Certificate of Incorporation herein certified was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         In Witness Whereof, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation this 22nd day of October, 2001.

                                     Gunther International Ltd.


                                     By:  /s/ Michael M. Vehlies
                                          --------------------------------------
                                          Michael M. Vehlies
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary






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